DEVELOPMENT AGREEMENT

Between

SES Societe d’Energie Solaire SA, route de Saint-Julien 129, 1228 Plan-les-Ouates, represented by Mr. Jean-Christophe Hadorn, administrator

(hereinafter the Client)

KARL STEINER SA, rue de Lyon 87, 1211 Geneva 13, represented by Bertrand Duckert and Frederic Ayer

(hereinafter Karl Steiner SA)

Preamble

FTI, Fondation des terrains industriels, Praille et Acacias, is the owner of plot 16387, 1228 Plan-les-Ouates, in the Plan-les-Ouates industrial development zone, register map sheet no. 37 “extension Ziplo”.

FTI has made available to the Client an area of approx. 7,100 m2 of this lot for the construction of an industrial building, to be located between ttheRoute de St.-Julien, the Route de la Galaise, the Route de Base and the bypass freeway, at Chemin du Champ-des-Filles, Plan-les-Ouates, DD99459.

The project is subject to the following conditions:

•	Submission of a request for authorization to build an industrial building, in accordance with the current regulations

The Client approached the company Karl Steiner SA to carry out the industrial building project.

The purpose of the present agreement is to allow the Client to obtain and receive from Karl Steiner SA an offer for the construction, based on the steps to be taken. The Client agrees to entrust all the work required for constructing the industrial building, along with the parking lot and storehouses, to Karl Steiner SA.

The undersigned agree to the following:

1.	Mandate

The Client entrusts to the company Karl Steiner the construction of an industrial building to be located on lot 16387 – Plan-les-Ouates, as well as outlying structures, if these are in accordance with construction plans and a technical description signed by the Client and the general contractor during the first phase of the work.

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2.	Steps to be taken

The company Karl Steiner SA is authorized to take all steps required to find solutions for remaining within the target budget indicated by the Client.

The company Karl Steiner SA is authorized to undertake any work and steps required for public consultation on the buildings and all work to be done on the lot.

The company Karl Steiner SA also agrees to take any steps necessary and follow all procedures to obtain the authorizations required.

The company Karl Steiner SA will be fully responsible for all costs associated with this work. They will be included in the overall construction price and passed on to the Client.

3.	Price

The overall cost of the project, set at CHF 7,400,000 excluding tax, with a reference volume of approximately 35,000 m3 SIA (basic project + extension), will be determined with books open and a guaranteed maximum price on the basis of the future development of the project.

The fee to be paid to Karl Steiner SA is set at 17% of the determining cost of the work (CFC 1, 2 and 4). This includes: fees for subcontractors, services provided by the company itself as well as risk margins and total business guarantees.

The amount indicated above does not include the sum of CHF 4,900,000 excluding tax for supplying, installing and connecting the 210 Watt Sunpower photovoltaic panels; this work will be done by SES.

4.	Authorization

In order to allow the construction of the industrial building planned for lot 16387, Plan-les-Ouates, the Client authorizes the company Karl Steiner SA to hire any subcontractor. However, the Client may hire the company it its choice, particularly for the façade, or for any other item it judges necessary, with the consent of the company Karl Steiner SA.

The company Karl Steiner SA will be responsible for all the costs incurred for these arrangements.

5.	Miscellaneous
5.1

After numerous work sessions, the company Karl Steiner SA is aware of the Client’s requirements. A detailed description accompanied by plans – cross-sections, perspectives and outlying structures will be produced by Karl Steiner in collaboration with the Client and submitted to the Client for approval, no more than 45 days after the present agreement is signed. The Client has sent MR. Garances’ calculation and the quotes from Savoy SA and Sanitoit SA to the company Karl Steiner SA.

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5.2	Mr. Garance will continue to act as Assistant to the Client and will be paid by the Client, so his salary will not be included in the target budget.
5.3

If the detailed description corresponds to the Client’s wishes, both in terms of its composition and in terms of the target budget, but the Client decides not to continue to work with the company Karl Steiner SA, a penalty of CHF 80,000, including all taxes, will be paid to the company Karl Steiner SA in full and final payment. For its part, the company Karl Steiner SA will give the Client all the documents and plans produced as part of this project, either from itself or at its request from third parties, in electronic form where possible.

5.4

If the detailed description corresponds to the Client’s wishes but the target budget is not met, the present agreement will become null and void and the company Karl Steiner SA may not claim any penalty.

5.5

In case of litigation regarding the interoperation or execution of the present contract, the parties agree that the law and jurisdiction of the ordinary courts of the canton of Geneva shall apply, as shall Swiss law.

Done and signed in duplicate at Geneva, June 17, 2005.

Karl Steiner SA General Contractor [signed] Bertrand Duckert [signed] Frederic Ayer	SES Societe d’Energie Solaire SA Client [signed] Jean-Christophe Hadorn

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Proposed Fees

CFC2 Civil Engineer Frs 2,365,000 = approx. including (partial) earthwork, construction of metallic roof	Frs	200,000
CVS-E Eng.	Frs	120,000
Geotech.	Frs	15,000
Surveyor	Frs	10,000
Architect	Frs	100,000
KSG (400,000)	Frs	630,000
Total	Frs	1,075,000

Total fees incl. Karl Steiner = 17.000% of 6,325,000
=
CFC 1, 2 and 4	Frs	6,325,000
Fees (17.00% of CFC 1, 2 and 4)	Frs	1,075,000
Total	Frs	7,400,000
If KSG can save on one of the fee items totaling Frs 1,075,000, the difference will be in its favour.

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